EXHIBIT 99.1 – PRESS RELEASE DATED DECEMBER 28, 2015

OPTIMUMBANK HOLDINGS, INC. ANNOUNCES REVERSE STOCK SPLIT

FORT LAUDERDALE, FLORIDA – December 28, 2015 – OptimumBank Holdings, Inc. (NASDAQ: OPHC) today announced that effective at 5:00 pm, Eastern Time, on January 11, 2016 (the “Effective Time”), the Company will effect a one-for-ten reverse stock split of its outstanding common stock. The Company’s common stock will open for trading on The NASDAQ Capital Market on January 12, 2016 on a post-split basis.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market. As a result of the reverse stock split, every ten shares of the Company’s common stock issued and outstanding on the Effective Time will be consolidated into one issued and outstanding share, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share, which would be rounded up to the next highest whole share. In connection with the reverse stock split, there will be no change in the nominal par value per share of $0.01.

Trading of the Company’s common stock on The NASDAQ Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Monday, January 12, 2016, under the existing trading symbol “OPHC” under a new CUSIP number 68401P 403. The reverse stock split reduces the number of shares of the Company’s common stock outstanding from approximately 9,593,859 pre-reverse split shares to approximately 959,386 post-reverse split.

The Company has retained its transfer agent, Continental Stock Transfer & Trust Company (“Continental”), to act as its exchange agent for the reverse stock split. Continental will provide stockholders of record as of the Effective Time a letter of transmittal providing instructions for the exchange of their stock certificates. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

The reverse stock split was approved by the directors of the Company on December 22, 2015. The approval of the reverse stock split does not require the approval of the shareholders of the Company.

Forward-Looking Statements

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

Contacts:

For additional information please contact Moishe Gubin, Chairman of the Bank Board, or Joel Klein, Chairman of Audit Committee at (954) 900-2800.